Exhibit 10.1

EXECUTION VERSION

UBS AG, STAMFORD BRANCH

600 Washington Boulevard

Stamford, Connecticut 06901

UBS SECURITIES LLC

1285 Avenue of the Americas

New York, New York 10019

May 7, 2017

Sabra Health Care Limited Partnership

c/o Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

Attention: Chief Financial Officer

Project Purple Rain

$550,000,000 Bridge Facility

Commitment Letter

Ladies and Gentlemen:

Sabra Health Care Limited Partnership (“you” or the “Borrower”) has advised UBS AG, Stamford Branch (“UBS Bank”) and UBS Securities LLC (“UBS Securities” and, together with UBS Bank, collectively, the “Agents”, “we”, “us” or “UBS”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).

1. Commitments.

In connection with the foregoing, UBS Bank is pleased to advise you of its commitment to, if the Requisite Consents (as defined in Exhibit A) to the Amendment (as defined in Exhibit A) are not obtained by the Closing Date, provide the entire principal amount of the Bridge Facility, upon the terms and subject only to the conditions expressly set forth in this commitment letter (together with the exhibits, schedules and annexes attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Terms” and, together with Exhibit C attached hereto, the “Term Sheets”); provided that the amount of our commitments hereunder for the Bridge Facility shall be automatically reduced on a pro rata basis at any time after the date hereof as set forth in the section titled “Mandatory Repayments and Commitment Reductions” in Exhibit B hereto.

2. Titles and Roles.

You hereby appoint (a) UBS Securities to act, and UBS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Bridge Facility (in such capacity, the “Lead Arranger”) and (b) UBS Bank to act, and UBS Bank hereby agrees to act, as sole administrative agent and collateral agent for the Bridge Facility, in each case upon the terms and subject to the conditions set forth in this Commitment Letter. Each of UBS Securities and UBS Bank will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

In connection with the syndication of the Bridge Facility, at the Lead Arranger’s option, UBS Securities and/or one or more affiliates thereof may also be designated as “Syndication Agent”, “Documentation Agent” or such other titles as may be deemed appropriate or desirable by the Lead Arranger. In addition, the Lead Arranger shall have the right (with your consent) to award one or more of the roles or titles described above, or such other titles as may be determined by the Lead Arranger in connection with the Bridge Facility, to one or more other Existing Corvette Debtholders and/or Lenders (each as defined below) or affiliates thereof, in each case as determined by the Lead Arranger in its sole discretion with your consent. You agree that, except as contemplated above, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with obtaining any commitment to the Bridge Facility unless you and we shall so agree.

3. Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Bridge Facility (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Bridge Facility to a group of banks, financial institutions and other lenders (together with UBS Bank, the “Lenders”) identified by us with your consent (not to be unreasonably withheld or delayed) pursuant to a syndication to be managed exclusively by the Lead Arranger. All aspects of the syndication of the Bridge Facility, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated exclusively through) the Lead Arranger in consultation with you.

Without limiting your obligations to assist with syndication efforts as set forth herein, we agree that neither the commencement nor the completion of such syndication is a condition to the commitments of UBS Bank hereunder and in no event shall the commencement or successful completion of syndication of the commitments constitute a condition precedent to the availability of the Bridge Facility on the Closing Date. We further acknowledge and agree that in connection with the closing of the Acquisition (as defined in Exhibit A) you intend to amend or amend and restate (a) the Existing Credit Agreement (as defined in Exhibit B) with Bank of America, N.A. (“BofA”), as Administrative Agent, and (b) the Credit and Guaranty Agreement, dated as of August 17, 2015, among Care Capital Properties, LP (“Care Capital LP”), Care Capital Properties, Inc. (“Care Capital”), Care Capital Properties GP, LLC (“Care GP”), certain subsidiaries of Care Capital LP from time to time party thereto as guarantors, the lending institutions party thereto from time to time as Lenders, and BofA, as Administrative Agent in connection with the revolving credit facility and the term A-2 loan facility thereunder (collectively, the “Primary Corvette Credit Facilities” and, together with the Existing Credit Agreement, collectively, the “Primary Credit Facilities”). We also understand and agree that BofA may not participate in any such amendments or amendments and restatements and the Administrative Agent under the amended and restated Primary Credit Facilities may be one or more financial institutions other than BofA (such other financial institutions in such capacity, the “Alternative Administrative Agents”). Notwithstanding anything to the contrary contained herein, we hereby agree to use commercially reasonable efforts to consult with BofA and/or any of its affiliates (or if applicable, the Alternative Administrative Agents) in connection with any syndication of the Bridge Facility in order to coordinate such syndication with the amendment and/or amendment and restatement of the Primary Credit Facilities which will become effective as of the closing of the Acquisition.

If we elect to pursue syndication efforts with respect to the Bridge Facility after your execution and delivery to us of this Commitment Letter and, until 60 days after the Closing Date, you agree actively to assist us in completing a syndication that is reasonably satisfactory to us. Such assistance shall include (a) subject to the last sentence of the immediately preceding paragraph, your using commercially reasonable efforts to ensure that any syndication efforts benefit from your, the Parent Group’s and the Company’s existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and non-legal advisors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and non-legal advisors of the Parent Group and the Company), on the one hand and the proposed Lenders and rating agencies identified by the Lead Arranger on the other hand, at times and places reasonably requested by the Lead Arranger, (c) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Parent Group) in the prompt preparation of a Confidential Information Memorandum for the Bridge Facility and one (1) set of other marketing materials and information reasonably deemed necessary by the Lead Arranger to complete a successful syndication for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Parent and its subsidiaries (including the Company) (collectively, the “Projections”), (d) the hosting, with the Lead Arranger, of one meeting with prospective Lenders at a reasonable time and location to be mutually agreed (and one additional meeting which may be held by conference call), (e) your using commercially reasonable efforts to obtain, when requested by the Lead Arranger and prior to the launch of the Bridge Facility, ratings for the Bridge Facility (but no specific ratings) from each of S&P and Moody’s and a public corporate rating and a public corporate family rating (but no specific rating) from S&P and Moody’s, respectively and (f) at any time prior to the earlier of (x) the later of (1) Successful Syndication and (2) the Closing Date and (y) 60 days following the Closing Date, your ensuring (or, in the case of the Parent Group and the Company, your using commercially reasonable efforts to ensure) that there will not be any announcement, issuance, offering, placement or arrangement of any debt securities or commercial bank or other credit facilities (including refinancings and renewals of debt but excluding the (i) Amendment, (ii) the Bridge Facility, (iii) the amended Primary Credit Facilities, (iv) amendments to the existing Parent credit facilities that are materially consistent with the amendments contained in the Amendment, (v) indebtedness incurred in the ordinary course of business consistent with past practices and permitted by the terms of the Existing Corvette

Facilities, the existing Parent credit facilities or the amended Primary Credit Facilities, and (vi) indebtedness incurred as permitted under the Acquisition Agreement of, or on behalf of, the Parent, the Borrower, the Company or any of your or their subsidiaries) if such announcement, issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Bridge Facility.

You hereby acknowledge that (a) the Agents (and/or, in the case of the Amendment, the existing administrative agent or trustee, as applicable, under the Existing Corvette Facilities (the “Existing Agents”) will make available Information (as defined below) and the Projections, and the Bridge Facility referred to in the paragraph below, to the proposed syndicate of Lenders (as applicable) by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Company or their respective subsidiaries or any of their respective securities). You agree, at the request of the Lead Arranger, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Bridge Facility consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Parent Group, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any material non-public information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Parent Group with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. Before distribution of any such Confidential Information Memorandum or any related offering and marketing materials, each document to be disseminated by the Lead Arranger (or any other Agent or the Existing Agents, as applicable) to Lender in connection with the Bridge Facility (as applicable) will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.

You further agree that the following documents may be distributed as Public Lender Information, unless you advise the Lead Arranger (and/or the Existing Agent, as appropriate) in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed as Private Lender Information: (a) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda, as applicable), (b) customary marketing term sheets and notification of changes in the terms and conditions of the Bridge Facility and (c) drafts and final versions of the Credit Documentation.

4. Information.

You represent and warrant (to your knowledge as to any such information relating to the Parent Group or the Company) that (a) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (such written information being referred to herein collectively as the “Information”) together with all of the reports and documents filed or furnished by the Parent Group and the Company and their subsidiaries with the SEC, taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplements and updates provided thereto) and (b) the Projections that have been or will be made available to the Lead Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Lead Arranger, it being recognized by the Agents that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ materially from the projected results, and that no assurance can be given that the projected results will be realized. For the avoidance of doubt, you will not be required by this Commitment Letter to provide any information to the extent that the provision thereof would violate any laws, rules or regulations, or any obligations of confidentiality binding upon you or any of your affiliates. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication of the Bridge Facility, any of the representations and warranties in the preceding sentence would be incorrect (to your knowledge as to Information relating to the Parent Group or the Company) in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties will be (to your knowledge as to Information relating to the Parent Group or the Company) correct in all material respects under those circumstances; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 4, the provision of any supplement thereto, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and initial funding of the Bridge Facility on the Closing Date.

5. Conditions Precedent.

UBS Bank’s commitment to provide the entire amount of the Bridge Facility, and each Agent’s agreement to perform the services described herein, are subject only to the conditions set forth on Exhibit C hereto and upon satisfaction (or waiver) of such conditions, the initial funding of the Bridge Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Documentation) to the commitments hereunder.

Notwithstanding anything herein (including each of the exhibits attached hereto), the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the terms of the Credit Documentation will be such that they do not impair the funding of the Bridge Facility on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied.

The provisions of this Section 5 and Exhibit C hereto are referred to as the “Funds Certain Provisions”.

6. Fees.

As consideration for UBS Bank’s commitment hereunder, and each Agent’s agreement to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Fee Letter”).

7. Expenses; Indemnification.

To induce each Agent to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all fees and expenses (including the reasonable and documented out-of-pocket fees and expenses of counsel and consultants) of each Agent and its respective affiliates arising in connection with the Bridge Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and/or the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from any Agent reimburse such Agent and its respective affiliates for all such fees and expenses paid or incurred by them), whether or not the Transaction (or any component thereof) is consummated or the Bridge Facility is made available, the Requisite Consents are obtained or the Credit Documentation is executed; provided that you shall only be responsible for the reasonable and documented out-of-pocket fees and expenses of one primary counsel acting for the Agents (collectively) for the Bridge Facility (which shall be as identified in the Summary of Terms), one regulatory counsel and one local counsel for each relevant jurisdiction as may be necessary or advisable in the reasonable judgment of the Agents. You further agree to indemnify and hold harmless each Agent and each other agent or co-agent (if any) designated by the Lead Arranger with respect to the Bridge Facility (each, a “Co-Agent”), each Lender (including in any event UBS Bank) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Existing Corvette Debtholder, and Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, within ten (10) days of demand, to pay and reimburse each Agent, each Co-Agent, each Existing Lender, each Lender and each other Indemnified Person for any reasonable and documented legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Existing Lender, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (i) the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment) under this Commitment Letter, the Term Sheet or the Fee Letter pursuant to a claim made by you; or (iii) any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than in their capacities as Agents); provided, further, that (except as separately provided in the Existing Corvette Facilities) you shall be responsible for the reasonable and documented out-of-pocket fees and expenses of only one counsel for all Indemnified Persons in connection with indemnification claims arising out of the same facts or circumstances and, if necessary or advisable in the reasonable judgment of an Agent, a single local counsel to the Indemnified Persons in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons or similarity situated Indemnified Persons. Neither any Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter or the Fee Letter in the absence of gross negligence or willful misconduct on the part of such person or entity (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, internet-based or other information transmission systems (including IntraLinks, SyndTrak Online or email), except to the extent such damages have resulted from (1) the willful misconduct or gross negligence of such Agent or such other Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (2) a material breach of such Indemnified Person’s obligations under this Commitment Letter, the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (3) disputes between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role) or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the financing contemplated hereby.

You agree that, without each Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates and branches (including, without limitation, in the case of UBS, UBS AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliate may agree in their sole discretion. You acknowledge that (i) each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, the Parent, the Company (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or the Parent Group may have conflicting interests regarding the transactions described herein or otherwise. No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies (other than your affiliates). You also acknowledge that no Agent has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

You acknowledge that you have been advised of the role of UBS Securities and/or its affiliates as financial advisor to you in connection with the Transaction and that, in such capacity, UBS Securities is not advising you to enter this Commitment Letter or the Fee Letter or advising you with respect to any financing contemplated herein and therein. You acknowledge and agree that you (together with your legal and other advisors) are independently evaluating this Commitment Letter, the Fee Letter and any provision of financing contemplated herein and therein and are fully aware of any conflicts of interest which may exist as a result of UBS Securities’ engagement hereunder and the engagement of UBS Securities or any of its affiliates as financial advisor to you. You acknowledge and agree to such retentions, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of UBS Securities or any of its affiliates as financial advisor to you in connection with the Transaction and, on the other hand, UBS Securities’ engagement hereunder or any arrangement, underwriting or provision by it of any financing in connection with the Transaction.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that no Agent nor any affiliate thereof has, except as expressly contemplated in the preceding paragraph, advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transaction, this Commitment Letter and the Fee Letter. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and no Agent nor any affiliate thereof shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transaction or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. Each Agent is serving as an independent contractor hereunder, and in connection with the Transaction, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party.

You further acknowledge that UBS Securities is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, UBS Securities or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Parent and your and their respective subsidiaries and other companies with which you, the Parent or your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by UBS Securities, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Parent Group or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9. Confidentiality.

This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons. This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except (a) to your affiliates and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if we consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, in each case based on the reasonable advice of your legal counsel; provided that (i) you may disclose this Commitment Letter (and the Fee Letter) and the contents hereof to the Parent Group, the Company (except that the Fee Letter shall be redacted to remove the fee amounts and any pricing caps), and their respective affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and its contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any filing required to be made with the Securities Exchange Commission in connection with the Transaction, and (iii) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Bridge Facility or in connection with any public filing relating to the Transaction. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and one year following the date of this Commitment Letter.

We and our affiliates will use all confidential information provided to us or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over us or any of our respective affiliates (in which case the we agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any of our affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Parent Group or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Parent Group or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the us, (f) to our affiliates and to our and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are to have been advised of their obligations to keep information of this type confidential, (g) to prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense, (i) to enforce their respective rights hereunder or under the Fee Letter, or (j) to the extent permitted by Section 11 hereof in respect of the customary advertisements and promotional materials contemplated thereby. Each Agent’s obligations under this paragraph shall (x) automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or (y) shall expire on the first anniversary of the date hereof, whichever occurs earlier.

10. Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. UBS Bank may assign its commitment hereunder to one or more prospective Lenders; provided that, UBS Bank shall not be relieved or novated from its obligations hereunder with respect to the Bridge Facility (including its obligation to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility (including its commitments in respect thereof) until after the initial funding of the Bridge Facility on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of UBS Bank’s commitments in respect of the Bridge Facility until after the initial funding of the Bridge Facility on the Closing Date, and (c) unless you agree in writing, UBS Bank shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements and amendments, until after the initial funding of the Bridge Facility on the Closing Date has occurred. Any and all obligations of, and services to be provided by, any Agent hereunder (including, without limitation, the commitment of UBS Bank) may be performed, and any and all rights of any Agent hereunder may be exercised, by or through any of its affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11. Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Each Agent may, with your consent, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Parent and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, provided, however, that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14. Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of UBS Bank hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter with respect to the Bridge Facility, other than those provisions relating to confidentiality, the syndication of the Bridge Facility and the payment of annual agency fees to the Administrative Agent, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Bridge Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter; provided, further, that your obligations under this Commitment Letter with respect to the Amendment (including, without limitation, Section 16 hereof) shall terminate upon the earlier of (x) the Closing Date and (y) the date on which the Requisite Consents are obtained.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that the commitments to fund the Bridge Facility are subject only to the applicable conditions set forth on Exhibit C hereto, including the execution and delivery of the Credit Documentation by the Borrower and the Guarantors party thereto in a manner consistent with this Commitment Letter.

15. PATRIOT Act Notification.

Each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and any other obligor under the Bridge Facility and any related Credit Documentation and other information that will allow such Lender to identify each Borrower and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16. Termination and Acceptance

UBS Bank’s commitment with respect to the Bridge Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New York City time, on November 7, 2017, unless on or prior to such time the Transaction has been consummated, (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the valid termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions), (iii) the receipt of the Requisite Consents for the Amendment of each Existing Corvette Facility, or (iv) at any time by you with or without cause effective upon receipt by us of written notice to that effect; provided, that the termination of any commitment pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 12:00 p.m., New York City time, on May 10, 2017. The commitment of UBS Bank hereunder, and each Agent’s agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

UBS AG, STAMFORD BRANCH

By:	/s/ Kevin T. Pluff
	Name:	Kevin T. Pluff
	Title:	MD

By:	/s/ John Stroll
	Name:	John Stroll
	Title:	Executive Director

UBS SECURITIES LLC

By:	/s/ Kevin T. Pluff
	Name:	Kevin T. Pluff
	Title:	MD

By:	/s/ John Stroll
	Name:	John Stroll
	Title:	Executive Director

Accepted and agreed to as of

the date first above written:

SABRA HEALTH CARE REIT, INC.

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Chief Financial Officer

EXHIBIT A

Project Purple Rain

$550,000,000 Bridge Facility

Commitment Letter

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits, Schedules and Annexes to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Parent intends to undertake a transaction whereby:

(a) Sabra Health Care REIT, Inc. (the “Parent” and, together with the Borrower and their respective subsidiaries (prior to the consummation of the Transaction), the “Parent Group”) shall establish a new, direct or indirect, wholly-owned subsidiary organized under the laws of the State of Delaware (“US MergerCo”); and then in accordance with the terms of the Acquisition Agreement (as defined in Exhibit C to the Commitment Letter), the Parent shall acquire all of the outstanding shares of capital stock of a public company organized under the laws of the State of Delaware and code named “Corvette” (the “Company”) (the “Acquisition”) by way of a one-step merger (the “Merger”) of the Company with and into US MergerCo with US MergerCo surviving the Merger as a direct wholly-owned subsidiary of Parent;

(b) immediately following the Acquisition, the Parent will cause US MergerCo to merge with and into the Parent with the Parent surviving the Merger (the “Subsequent Merger”); and concurrently with or following the Subsequent Merger, Care Capital LP will merge with and into the Borrower (the “OP Merger”), with the Borrower surviving the OP Merger;

(c) following the execution of the Acquisition Agreement, the Company will seek amendments to, or amendments and restatements of (in either case, collectively, the “Amendment”), (i) the Term Loan and Guaranty Agreement, dated as of January 29, 2016, among Care Capital LP, Care Capital, Care GP, certain subsidiaries of Care Capital LP from time to time party thereto as guarantors, the lending institutions party thereto from time to time as Lenders and Capital One, National Association (“Capital One”), as Administrative Agent, (ii) the 5.38% Senior Unsecured Notes, due 2027 issued by Care Capital LP pursuant to the Note Purchase Agreement dated as of May 17, 2016 and (iii) the Loan Agreement, dated as of July 25, 2016 by and among Capital One, as Administrative Agent, the financial institutions party thereto as Lenders, and certain subsidiaries of Care Capital listed on Exhibit B thereto, as Borrowers (collectively, as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Corvette Facilities”, with the holders of such indebtedness as of the date of the launch of the Amendment being referred to herein as the “Existing Corvette Debtholders”) and

A-1

(if necessary) certain other credit documents related thereto, which amendments will (i) provide for (A) the consent to and/or waiver of any Event of Default (as defined in the applicable Existing Corvette Facility) that would occur as a result of the consummation of steps (a) and (b) above and (B) certain other modifications to the Existing Corvette Facilities to be mutually agreed (including, without limitation, to provide for the provision of guarantees and collateral from, and the application of representations, covenants and defaults to, the Parent Group only to the extent required by the Existing Corvette Debtholders) and (ii) require the consent of the “Required Lenders” or “Required Holders,” as applicable, under (and as defined in) the applicable Existing Corvette Facilities (collectively, the “Requisite Consents”); and

(d) if all of the Requisite Consents are not obtained on or prior to the Closing Date, concurrently with the consummation of the Acquisition and the other Transactions, the Company will repay and/or refinance all of the existing indebtedness and other amounts outstanding under the Existing Corvette Facilities for which the Requisite Consent has not been obtained (the “Refinancing”).

The date on which the Acquisition and Merger are consummated and either (x) the Amendment in respect of each Existing Corvette Facility becomes effective in accordance with its terms or (y) the funding occurs under the Bridge Facility, is referred to herein as the “Closing Date”.

The transactions described above are collectively referred to herein as the “Transaction”.

A-2

EXHIBIT B

Project Purple Rain

$550,000,000 Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the commitment letter to which this Exhibit B is attached (the “Commitment Letter”) and in the other Exhibits, Schedules and Annexes to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrowers:	Sabra Health Care Limited Partnership and Sabra Canadian Holdings LLC.

Administrative Agent:	UBS AG, Stamford Branch will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (together with UBS Bank, the “Lenders”) and will perform the duties customarily associated with such roles.

Sole Lead Arranger and Bookrunner:	UBS Securities LLC (“UBS Securities”) will act as sole lead arranger and sole bookrunner for the Bridge Facility (as defined below), and will perform the duties customarily associated with such roles (the “Lead Arranger”).

Bridge Facility:

1. Amount: Term loan facility in an aggregate principal amount of up to $550,000,000 million, less the amount of any reductions of the commitments on or prior to the Closing Date as set forth under “Optional Commitment Reductions” and “Mandatory Commitment Reductions and Prepayments” below (the “Bridge Facility”).

2. Use of Proceeds: The loans made pursuant to the Bridge Facility (the “Bridge Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Refinancing and to pay certain of the Transaction Costs.

3. Maturity: The final maturity date of the Bridge Facility shall be the date that is that is 364 days after the Closing Date (the “Maturity Date”).

4. Amortization: None. The aggregate principal amount of Bridge Term Loans originally incurred shall be due and payable in full on the Maturity Date.

5. Availability: Bridge Term Loans may only be incurred in a single drawing on the Closing Date. No amount of Bridge Term Loans once repaid may be reborrowed. 6. Issuance Price: 100.0%

Guaranties:	Each subsidiary of the Parent, subject to exceptions consistent with the Existing Credit Agreement.

Collateral:	None.

Documentation Principles:	The Credit Documentation will be substantially the same as the Borrower’s existing Third Amended and Restated Credit Agreement, dated as of January 14, 2016 (the “Existing Credit Agreement”), modified as appropriate to reflect the Transactions, the terms and conditions set forth herein and in Exhibit C to the Commitment Letter and as appropriate in view of the structure and intended use of the Bridge Facility and the operational requirements of the Administrative Agent, subject to the Funds Certain Provisions, and containing representations and warranties, affirmative and negative covenants, a financial covenant, events of default and EU “bail-in” provisions substantially the same as the Existing Credit Agreement (including, for the avoidance of doubt, as to baskets, materiality thresholds and grace periods; it being understood that there shall not be any representations and warranties, affirmative and negative covenants, financial covenants or events of default that are not contained in the Existing Credit Agreement). The above sentences contain the “Documentation Principles.”

Optional Commitment Reductions:

Commitments may be terminated in whole or reduced in part, at the option of the Borrower, at any time without premium or penalty, upon three business days’ written notice, in minimum amounts and multiples to be agreed.

Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time without premium or penalty (except LIBOR breakage costs), upon two business days’ written notice, in minimum amounts and multiples to be agreed.

Mandatory Repayments and Commitment Reductions:

Commitments under the Bridge Facility will be reduced, and Loans will be required to be prepaid within three business days following the receipt of the applicable proceeds of or, in the case of clauses (d) and (e), upon the occurrence of, in an aggregate amount equal to:

(a) Without duplication of clause (d) below, 100% of the net cash proceeds received by the Parent Group or any of its subsidiaries from any debt incurrence (other than the incurrence of Excluded Debt (as defined below)) after the date of the Commitment Letter, whether before or after the Closing Date.

(b) 100% of the net cash proceeds received by the Parent Group from any Equity Issuance (as defined below) after the date of the Commitment Letter, whether before or after the Closing Date;

(c) 100% of the net cash proceeds in excess of $25 million, received by the Parent Group or any of its subsidiaries from any sale or other disposition of assets (including proceeds from the sale of equity interests in any subsidiary of the Borrower to a third party) and dispositions in connection with sale lease back transactions consummated after the date of the Commitment Letter, whether before or after the Closing Date and exceptions for dispositions in the ordinary course of business, dispositions in which the proceeds thereof have been delivered to an exchange accommodator in connection with the consummation of a 1031 exchange, and such other exceptions as the Arranger and the Borrower may agree upon; and

(d) 100% of the principal amount of any Existing Corvette Facility outstanding as of the date of the Commitment Letter upon the execution and delivery of definitive documentation evidencing consents from the requisite Existing Corvette Debtholders to the Amendment of such Existing Corvette Facility; and

(e) 100% of the committed amount of any credit facility entered into for the purposes of financing the Refinancing (such reduction to occur automatically upon the effectiveness of definitive documentation for such credit facility and receipt by the Lead Arranger of a notice from the Borrower that such credit facility constitutes a Qualifying Facility (as defined below)); provided, however, for purposes of this clause (e), the amendment and/or amendment and restatement of the Primary Credit Facilities shall not be deemed or construed to constitute a credit facility entered into for the purposes of financing the Refinancing except to the extent that any indebtedness permitted to be incurred thereunder exceeds $1.9 billion.

“Qualifying Facility” shall mean a facility entered into by the Parent Group for the purpose of financing the Refinancing.

“Excluded Debt” means (i) intercompany debt among the Parent Group and/or its subsidiaries, (ii) ordinary course foreign credit lines, (iii) credit extensions in the ordinary course of business under the facilities of the Parent Group or any of its subsidiaries as existing as of the date hereof (and any amendments, refinancings, renewals, increases or extensions thereof) and under existing foreign credit lines, (iv) ordinary course purchase-money debt or capital leases, (v) any ordinary course borrowings under working capital, letter of credit or overdraft facilities, (vi) issuances of commercial paper and refinancings thereof with commercial paper, short-term liquidity facilities or revolving credit facilities, (vii) debt related to a sale-leaseback transaction that does not exceed $50 million; provided that in respect of clause this (vii), the amount of debt attributable to the Parent Group and/or its subsidiaries shall be determined in a manner consistent with the Existing Credit Agreement, (viii) any trade, seller or customer finance-related financing, (ix) other debt in an aggregate principal amount up to $20 million, (x) indebtedness incurred in respect of any amendment or amendment and restatement of the Primary Credit Facilities (except to the extent that any indebtedness permitted to be incurred thereunder exceeds $1.9 billion), and (xi) indebtedness incurred in respect of any amendment or amendment and restatement of the Existing Corvette Facilities (it being understood that any amendment or amendment and restatement that includes any Amendment shall be subject to clause (d) above).

“Equity Issuance” means any issuance of equity or equity-linked securities by the Parent or the Borrower whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) issuances of securities pursuant to employee and/or director stock plans or employee and/or director compensation plans, (b) the issuance of common stock, options, units and/or other equity interests of the Parent or the Borrower to shareholders and/or employees of the Company as provided in the Acquisition Agreement, and (c) the issuance of operating partnership units of Sabra Health Care Limited Partnership in connection with any real property acquisitions.

Interest Rates:

At the Borrower’s option, Bridge Term Loans may be maintained from time to time as (x) Base Rate Bridge Term Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Bridge Term Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements subject to the Documentation Principles, provided that at no time shall LIBOR be less than zero) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin.

“Applicable Margin” shall mean a percentage per annum as set forth in the pricing grid as set forth in the Existing Credit Agreement; provided that the Applicable Margins at each Pricing Level in such pricing grid will increase by 25 basis points on the 90th day following the Closing Date and by an additional 25 basis points on each 90th day thereafter while Bridge Term Loans remain outstanding under the Bridge Facility.

“Base Rate” shall mean the highest of (x) the rate that as quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Bridge Term Loans, 9 or 12 months or periods shorter than 1 month shall be available in the case of LIBOR Bridge Term Loans.

Interest in respect of Base Rate Bridge Term Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Bridge Term Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Bridge Term Loans, LIBOR Bridge Term Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Bridge Term Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Duration Fees:	The Borrower will pay to each Lender on each of the dates set forth below a Duration Fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s Loans outstanding on such date:

Date	Duration Fee Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

Default Interest:	Subject to the Documentation Principles, required.

Yield Protection:	Subject to the Documentation Principles, provisions to be included on substantially the same terms as those set forth in the Existing Credit Agreement.

Agent/ Lender Fees:	The Administrative Agent, the Lead Arranger and the Lenders shall receive such fees as have been separately agreed upon in the Fee Letter.

Conditions Precedent:	Solely those conditions precedent set forth on Exhibit C to the

Commitment Letter.

Representations and Warranties:	Subject to the Documentation Principles, substantially the same as those set forth in the Existing Credit Agreement.

Covenants:

(a) Affirmative Covenants – Subject to the Documentation Principles, substantially the same as those set forth in the Existing Credit Agreement.

(b) Negative Covenants – Subject to the Documentation Principles, substantially the same as those set forth in the Existing Credit Agreement.

(c) Financial Covenant. Subject to the Documentation Principles, substantially the same as those set forth in the Existing Credit Agreement.

Events of Default:	Subject to the Documentation Principles, substantially the same as those set forth in the Existing Credit Agreement.

Assignments and Participations:	Subject to the Documentation Principles, provisions to be included on substantially the same terms as those set forth in the Existing Credit Agreement.

Waivers and Amendments:	Subject to the Documentation Principles, provisions to be included on substantially the same terms as those set forth in the Existing Credit Agreement.

Indemnification; Expenses:	Subject to the Documentation Principles, provisions to be included on substantially the same terms as those set forth in the Existing Credit Agreement.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	Subject to the Documentation Principles, provisions to be included on substantially the same terms as those set forth in the Existing Credit Agreement.

Definitions:	Subject to the Documentation Principles, substantially the same terms as those set forth in the Existing Credit Agreement.

Counsel to Administrative Agent and Lead Arranger:	White & Case LLP.

EXHIBIT C

Project Purple Rain

$550,000,000 Bridge Facility

Summary of Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the commitment letter to which this Exhibit C is attached (the “Commitment Letter”) and in the other Exhibits, Schedules and Annexes to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The initial borrowing under the Bridge Facility on the Closing Date shall be subject to the following conditions precedent:

1. UBS’ commitment under the Bridge Facility will be subject to the execution and delivery of definitive Credit Documentation by the Borrower and the Guarantors consistent with the terms of the Commitment Letter and the Term Sheet, in each case prepared by counsel to the Lead Arranger.

2. The Agreement and Plan of Merger dated as of the date hereof, by and among the Parent, the Borrower, US MergerCo, the Company and Care Capital LP (including all schedules and exhibits thereto, the “Acquisition Agreement”) shall be in full force and effect. Concurrently with the initial funding under the Bridge Facility, the Acquisition shall have been consummated in all material respects in accordance with the terms and conditions of the Acquisition Agreement, as the same may be amended or otherwise changed or supplemented or any provision or condition therein waived, unless, in the case of any of the foregoing, such amendment, change, supplement, waiver or consent would be materially adverse to the interests of the Lenders, in any such case without the prior written consent of the Lead Arranger, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that (x) any alteration, supplement, amendment, modification, waiver or consent that modifies the definition of “Company Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Lenders and (y) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Lenders or the Lead Arranger shall not otherwise constitute an amendment or waiver).

3. Unless all of the Requisite Consents have been received, then substantially concurrently with the funding of the Bridge Facility, all obligations of the Company with respect to the indebtedness being refinanced pursuant to the Refinancing shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released or, at the option of the Company, assigned to the Administrative Agent.

4. The Requisite Consents shall not have been obtained on or prior to the Closing Date.

5. The Guaranties required by the Summary of Terms shall have been executed and delivered by the Guarantors party thereto subject to the Documentation Principles.

6. The Lenders shall have received (a) customary legal opinions from counsel including, without limitation, New York and each other material applicable jurisdiction reasonably requested by the Lead Arranger, (b) a solvency certificate, in the form attached hereto as Annex 2, from the chief financial officer of the Parent and (c) copies of customary good standing certificates (or the equivalent thereof in any applicable jurisdiction) in the Borrower’s or any Guarantor’s jurisdiction of organization, organizational documents, corporate resolutions and closing officer’s certificates attesting to the incumbency of authorized officers of the Borrower and the Guarantors.

7. The Agents shall have received (a) audited consolidated balance sheets and related statements of income and cash flows of the Company and the Parent for the two fiscal years of the Company and the Parent ended at least 90 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and the Parent for each fiscal quarter of the Company and the Parent ended after the close of its most recent fiscal year for which audited financial statements have been delivered pursuant to preceding clause (a) and at least 45 days prior to the Closing Date, and (c) pro forma consolidated financial statements of the Parent and its subsidiaries (including the Company) and a pro forma consolidated statement of income of the Parent for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period. It is understood and agreed that the filing with the U.S. Securities and Exchange Commission by the Company and the Parent of their respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the applicable periods referenced in clauses (a) and (b) of this Item 7 shall be deemed to satisfy all of the obligations under clauses (a) and (b) of this Item 7. It is further understood and agreed that the pro forma consolidated financial statements of the Parent and its subsidiaries (including the Company) that are included in the Parent’s Registration Statement on Form S-4, once such Form S-4 has been declared effective by the SEC, shall be deemed to satisfy all of the obligations under clause (c) of this Item 7.

8. All reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses) in each case, to the extent invoiced at least three (3) Business Days prior to the Closing Date, and other fees and compensation contemplated by the Fee Letter, payable to each Agent and the Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due, invoiced and payable on the Closing Date.

9. The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested at least 10 business days prior to the Closing Date.

10. The Borrower shall have delivered a written request to the Administrative Agent at least 35 calendar days prior to the date of the proposed initial borrowing.

11. The accuracy on and as of the Closing Date in all material respects of (i) the representations and warranties made by or with respect to the Company in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Parent, the Borrower (or their affiliates) have the right under the Acquisition Agreement not to consummate the Acquisition, or to terminate its (or its affiliate’s) obligations under the Acquisition Agreement, as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below). As used herein, “Specified Representations” means representations and warranties with respect to organizational existence of the Borrower; organizational power and authority of the Borrower to enter into the Credit Agreement; due authorization, execution, delivery and enforceability related to the borrowing under and the performance of the Credit Agreement; no conflicts with organizational documents of the Borrower related to the borrowing under and the performance of the Credit Agreement; Investment Company Act; Federal Reserve Regulations, solvency on a consolidated basis as of the Closing Date (to be determined in a manner consistent with the calculation set forth in the certificate to be delivered pursuant to paragraph 4 above) and use of proceeds thereof not violating OFAC and the Foreign Corrupt Practices Act; and Patriot Act. On the Closing Date, there shall not have occurred and be continuing any payment or bankruptcy default with respect to the Borrower or any event of default as a result of the Transactions arising under any of the Parent Group’s or the Company’s or their respective subsidiaries’ Material Debt Documents (as defined in Annex 1) that will remain in effect on the Closing Date following the Transactions.

12. Since the date hereof, there shall not have occurred and be continuing a Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof); provided that this condition is qualified in its entirety by reference to the disclosures (x) in the Company SEC Documents (herein, as defined in the Acquisition Agreement) (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed on or after August 17, 2015 and prior to the date hereof (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a Company Material Adverse Effect is reasonably apparent on its face and (ii) which matters shall only be qualified by specific disclosure in the corresponding section of the Company Disclosure Letter); and (y) set forth in the Company Disclosure Letter. Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made.

ANNEX I

The following Company and Parent Group debt facilities shall constitute the “Material Debt Documents”:

1.	Credit and Guaranty Agreement dated as of Aug. 17, 2015, among Care Capital Properties, LP, certain subsidiaries of Care Capital Properties from time to time party thereto, as guarantors, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent.

2.	5.125% Senior Unsecured Notes due 2026, Indenture dated as of July 14, 2016, of Care Capital Properties, L.P., Care Capital Properties, Inc., Care Capital Properties GP, LLC and Regions Bank, as Trustee.

3.	5.375% Senior Notes due 2023, First Supplemental to Indenture dated as of May 23, 2013, among Sabra Health Care Limited Partnership and Sabra Capital Corporation, as Issuers, Sabra Health Care REIT, Inc., the other guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

4.	5.5% Senior Notes due 2021, Third Supplemental to Indenture dated as of January 23, 2014, among Sabra Health Care Limited Partnership and Sabra Capital Corporation, as Issuers, Sabra Health Care REIT, Inc., the other guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

5.	Third Amended and Restated Credit Agreement dated as of January 14, 2016, among Sabra Health Care Limited Partnership and Sabra Canadian Holdings, LLC, as borrowers, Sabra Health Care REIT, Inc., the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent.

6.	Mortgage dated November 1, 2012 by Arden Real Estate Holdings, LLC, a Delaware limited liability company, in favor of Housing & Healthcare Finance LLC, a Delaware limited liability company (“HHF”), securing a loan in the amount of $20,822,000 relating to the property located at 850 Mix Avenue, Hamden, CT.

7.	Mortgage dated June 1, 2012 by Sabra Bedford Hills, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $7,031,900 relating to the property located at 30 Colby Court, Bedford, NH.

8.	Mortgage dated June 1, 2012 by Langdon Place of Dover, a New Hampshire general partnership, in favor of HHF securing a loan in the amount of $5,184,000 relating to the property located at 60 Middle Road, Dover, NH.

9.	Mortgage dated June 1, 2012 by L.P.E., a New Hampshire general partnership, in favor of HHF securing a loan in the amount of $4,173,900 relating to the property located at 8 Hampton Rd, Exeter, NH.

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10.	Mortgage dated June 1, 2012 by Sabra Forest Hills, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $13,882,100 relating to the property located at 4300 and 4304 West Houston, Broken Arrow, OK.

11.	Mortgage dated June 1, 2012 by Langdon Place of Keene Limited Partnership, a New Hampshire limited partnership, in favor of HHF securing a loan in the amount of $5,556,900 relating to the property located at 136A Arch St., Keene, NH.

12.	Healthcare Mortgage, Assignment of Leases, Rents and Revenues and Security Agreement dated January 1, 2014 by Sabra Deer Lodge, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $4,440,000 relating to the property located at 1100 Texas Ave., Deer Lodge, MT.

13.	Healthcare Deed of Trust, Assignment of Leases, Rents and Revenues and Security Agreement dated January 1, 2014 by Elms Haven Thornton, LLC, a Colorado limited liability company, in favor of HHF securing a loan in the amount of $15,520,000 relating to the property located at 12080 Bellaire Way, Thornton, CO.

14.	Healthcare Mortgage, Assignment of Leases, Rents and Revenues and Security Agreement dated January 1, 2014 by Sabra McKinley, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $5,859,000 relating to the property located at 306 Nizhoni Blvd, Gallup, NM.

15.	Healthcare Mortgage, Assignment of Leases, Rents and Revenues and Security Agreement dated April 1, 2014 by Sabra Missouri River, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $11,600,000 relating to the property located at 1130 Seventeenth Ave S., Great Falls, MT.

16.	Healthcare Mortgage, Assignment of Leases, Rents and Revenues and Security Agreement dated January 1, 2014 by Sabra San Juan, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $10,220,200 relating to the property located at 806 W. Maple, Farmington, NM.

17.	Healthcare Deed of Trust, Assignment of Leases, Rents and Revenues and Security Agreement dated January 1, 2014 by Sabra California I, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $10,064,000 relating to the property located at 14766 Washington Ave, San Leandro, CA.

18.	Healthcare Mortgage, Assignment of Leases, Rents and Revenues and Security Agreement dated September 1, 2015 by Sabra Nashua, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $5,450,000 relating to the property located at 319 East Dunstable Road, Nashua, NH.

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19.	Healthcare Mortgage, Assignment of Leases, Rents and Revenues and Security Agreement dated September 1, 2015 by Sabra North Conway, LLC, a Delaware limited liability company, in favor of HHF securing a loan in the amount of $12,638,700 relating to the property located at 1251 White Mountain Hwy, North Conway, NH.

20.	Healthcare Mortgage, Assignment of Leases, Rents and Revenues and Security Agreement dated September 1, 2015 by C.H.W. Limited Liability Company, a New Hampshire limited liability company, in favor of HHF securing a loan in the amount of $10,646,600 relating to the property located at 39 Clipper Dr., Wolfeboro, NH.

21.	Healthcare Mortgage, Assignment of Leases, Rents and Revenues and Security Agreement dated October 1, 2013 by Park Place AL, LLC, an Indiana limited liability company, in favor of Lancaster Pollard Mortgage Company, a Delaware limited liability company, securing a loan in the amount of $14,157,000 relating to the property located at 4411 Park Place Drive, Fort Wayne, IN.

22.	Mortgage by Sabra Canadian Properties II Limited Partnership, by its general partner Sabra Canadian GP II Inc. in favor of Compushare Trust Company of Canada (“MCAP”) securing a loan in the amount of $7,425,000 relating to the property located at 870 Westminister Ave., Kamloops, BC, together with other documents evidencing or securing the debt.

23.	Mortgage by Sabra Canadian Properties III Limited Partnership, by its general partner Sabra Canadian GP III Inc. in favor of MCAP securing a loan in the amount of $9,885,000 relating to the property located at 2829 34th Street, Vernon, BC, together with other documents evidencing or securing the debt.

24.	Mortgage by Sabra Canadian Properties IV Limited Partnership, by its general partner Sabra Canadian GP IV Inc. in favor of MCAP securing a loan in the amount of $7,117,970 relating to the property located at 317 Winnipeg St., Penticton, BC, together with other documents evidencing or securing the debt.

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ANNEX 2

Form of Solvency Certificate

[NAME OF THE PARENT]

[CORPORATE DETAILS]

(the “Parent”)

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [        ] of the Credit Agreement, dated as of                     ,         , among [                    ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                     ], Chief Financial Officer of the Parent (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Parent that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of both the Acquisition Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The fair value of the assets of the Parent and its Restricted Subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Parent and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. The Parent and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted as of the Closing Date.

4. The Parent and its Restricted Subsidiaries on a consolidated basis will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, subordinated, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

5. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement, (ii) reviewed the financial statements (including the pro forma financial

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statements) referred to in Section [        ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate.

The undersigned is familiar with the financial performance and business of Parent and its Restricted Subsidiaries.

6. For purposes of this certificate, the terms below shall have the following definitions:

(a)	“fair value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Parent and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“present fair salable value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent and its Restricted Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“stated liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent and its Restricted Subsidiaries taken as a whole, determined in accordance with GAAP consistently applied.

(d)	“contingent liabilities”

The estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent and its Restricted Subsidiaries taken as a whole (but exclusive of such contingent liabilities to the extent reflected in stated liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent.

(e)	“The Parent and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital”

For the period from the date hereof through the Maturity Date, the Parent and its Restricted Subsidiaries taken as a whole is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

By:
Name:
Title:

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